UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)

September 25, 2009

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 SOUTH PRICE ROAD
CHANDLER, AZ 85286
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Pursuant to a succession plan for senior management approved by the Board on June 25, 2009, James Kim, the Founder and former Chief Executive Officer of the company, has become Executive Chairman of the Board of Directors and Ken Joyce has assumed the position of Chief Executive Officer and President and has joined the company’s Board of Directors, effective October 1, 2009.
Additional information regarding the foregoing is contained in the press release attached hereto as Exhibit 99.1.
In connection with Mr. Joyce’s promotion to Chief Executive Officer, the Compensation Committee has increased Mr. Joyce’s annual base salary to $675,000 beginning on October 1, 2009, and subject to the terms of the company’s executive incentive bonus plan, Mr. Joyce’s target bonus for 2010 will be 125% of his base salary. Mr. Kim's annual base salary has been reset to $600,000 and his bouns target for 2010 will be 66 2/3% of his base salary.
Additionally, as previously disclosed, in January 2009 the company instituted a 10% reduction in the base salaries for all of the company’s U.S. payroll employees, including its U.S. payroll named executive officers, in response to the economic downturn. On September 25, 2009, the Compensation Committee approved the restoration of the 10% cut in base salaries for all of the company’s U.S. payroll employees, including its U.S. payroll named executive officers, beginning October 1, 2009.
ITEM 8.01. Other Events.
As previously disclosed, on February 3, 2009 the Board decreased the annual retainer for Board members by 10%. On September 25, 2009, the Compensation Committee of the Board restored the annual retainer to its previous level of $50,000, commencing on October 1, 2009.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1	Text of Press Release dated October 1, 2009, which is filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amkor Technology, Inc.
Date: October 1, 2009	/s/ Gil C. Tily
Gil C. Tily
Executive Vice President & Chief Administrative Officer